EXHIBIT 21

POGO PRODUCING COMPANY

SUBSIDIARIES

Bennett Energy Partnership (Canada partnership)

Northrock Energy, Inc. (Canada corporation)

Northrock Resources, Ltd. (Canada corporation)

Northrock Resources Partnership (Canada partnership)

Pogo Alberta, ULC (Canada corporation)

Pogo Denmark ApS (Danish limited liability company)

Pogo Energy, Inc. (Texas corporation)

Pogo Finance, ULC (Canada corporation)

Pogo New Zealand (New Zealand limited liability company)

Pogo North Sea Limited (United Kingdom corporation)

Pogo Offshore Pipeline Co. (Delaware corporation)

Pogo Overseas Production B.V. (Netherlands private company with limited liability)

Pogo Panhandle 2004, L.P. (Texas limited partnership)

Pogo Partners, Inc. (Texas corporation)

Pogo Producing (San Juan) Company (Texas corporation)

Pogo Producing (Texas Panhandle) Company (Texas corporation)

Pogo Services and Technology Company (Delaware corporation)

Ponzea B.V. (Netherlands private limited liability company)